EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-186073 of our report dated January 16, 2014 relating to the consolidated financial statements of Griffin-American Healthcare REIT III, Inc. and subsidiary as of December 31, 2013 and for the period from January 11, 2013 (Date of Inception) through December 31, 2013 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Los Angeles, California
January 16, 2014